Exhibit 99.8

CONFIDENTIAL

Frontier Group Holdings, Inc.

4545 Airport Way

Denver, Colorado 80239

Attn:  Mr. W. Franke, Mr. B. Biffle

January 28, 2025

Gentlemen:

Thank you again for your proposal letter dated January 7, 2025 (the “Proposal”), and for engaging with us and with our stakeholders.

As we have previously told you, we are always, and remain, open to executable ideas and proposals that maximize value for our Company and its stakeholders.  We also share your view that a combination of our two companies could create a potent competitor in the marketplace.

Unfortunately, despite the clear guidance we and others have provided for three weeks as to the Proposal’s many deficiencies, you have addressed virtually none of them, leaving it (1) impossible for Spirit to effectuate, including because of the demand for $350 million in new funding from our creditors, (2) risky and costly, with no certainty as to either timing or outcome and (3) woefully insufficient financially – particularly when compared to the economic agreement we reached last Summer and Fall from which Frontier unilaterally walked away.  Nor does it cover our funded debt or suffice to provide a recovery for equity.

As you know, our bondholders at our urging agreed to come under NDA and be restricted from trading, and we have delayed our confirmation hearing and thus our emergence from bankruptcy, among other reasons, to give the Proposal due consideration.  Our Board has been fully apprised and carefully considered the Proposal throughout this period, including your latest communication that arrived tonight -- less than two hours before the previously-scheduled Board meeting we had discussed with you.

Our Board has concluded that continuing to delay our confirmation and emergence process carries too many risks for the Company and its stakeholders and would be irresponsible.  Moreover, both our bondholder groups tonight advised that they will not be extending tomorrow morning’s termination of the NDAs.

A few explanatory points from our exchanges since January 7:

-	In addition to the Proposal being far below the terms agreed to between us in August 2024 on both debt ($580 million) and equity (26.5% of the combined company) consideration, it also requires a $350 million new equity investment by our bondholders, a very material funding demand they emphatically reject under the Proposal’s current terms. That demand alone would be outcome determinative, as we of course have no way of extracting $350 million of cash for you from dozens of third parties.

-	With the RCF now drawn, which it was not in the Fall, the equity value of the combined company would be burdened by $300 million more debt.

-	The proposed $400 million in take back debt does not, despite our multiple requests, specify any terms or whether it will be a par instrument—and also is far below what is in our reorganization plan ($840m) and the $580m agreed to last August. Will it be worth $200m, $300m, $400m? We still have no way of knowing.

-	While the value inadequacy of the Proposal is of paramount concern, abandoning the productive delevering path we are on in order to pursue a transaction with Frontier also carries meaningful additional risks and costs, including:

o	uncertainty of getting a deal done in light of risks to completion of your due diligence, and the need for regulatory and court approvals, which would take months;

o	the significant costs (and risks) of continuing to fund an extended chapter 11 case during this much longer and uncertain period, which you have not addressed; and

o	a $35 million court-approved break up fee for terminating our equity rights offering.

As noted above, we were and have been willing to work with you constructively to see if there is a deal that can be reached that is acceptable to all necessary stakeholders -- despite the Proposal arriving only three weeks before our scheduled confirmation hearing, and in the middle of our solicitation of plan votes and after the launch of our ERO.

While we appreciate your continued interest and share your view of the logic of a potential transaction, your January 7 terms (which have not been improved on in the last three weeks) are both inadequate and unactionable.

In light of the above, our Board has directed management and advisors to proceed with confirmation of our extremely efficient standalone reorganization that will position us well for the future.

Should you wish to make a revised proposal that is in fact capable of closing, and addresses the material deficiencies catalogued here and in our many communications, we would be happy to consider it and again work to activate our stakeholders to do so as well.

Sincerely,

/s/ Ted Christie	/s/ Mac Gardner
Ted Christie	Mac Gardner

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